EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Regions Financial Corporation for the registration of securities and to the incorporation by reference therein of our reports dated February 26, 2007, with respect to the consolidated financial statements of Regions Financial Corporation, Regions Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Regions Financial Corporation, incorporated by reference in Regions Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Birmingham, Alabama
May 10, 2007